EXHIBIT 2

         Set forth below is a summary of acquisitions and dispositions of beneficial ownership in the Shares of the Issuer by Phillip Frost, M.D. effected in the sixty days preceding the date of this Amendment No. 5.

               NUMBER OF SHARES    PRICE PER             TYPE OF
      DATE         ACQUIRED          SHARE             TRANSACTION
      ----         --------          -----             -----------

     6/2/00         12,500           $.5875      Open Market Transaction